P-END-TA(12/21) 1 PRUCO LIFE INSURANCE COMPANY, PHOENIX, ARIZONA TRANSFER ACCOUNT INDEX LINKED VARIABLE ANNUITY ENDORSEMENT ANNUITY NUMBER: [001-00001] EFFECTIVE DATE: [Contract Issue Date] This Endorsement is made a part of your Annuity. For purposes of this Endorsement, certain provisions of your Annuity are amended as described below. If the terms of the Annuity and those of this Endorsement conflict, the provisions of this Endorsement shall control. Should this Endorsement terminate, any amended or replaced Annuity provisions based on this Endorsements’ terms will revert to the provisions in the Annuity, except as may be provided below. This Endorsement should be read in conjunction with any other Rider or Endorsement made a part of your Annuity. For the purposes of this Endorsement, the following Definitions are added or amended and restated to your Contract as follows: Account Value: The Interim Value for each Index Strategy plus the total value of all allocations to the Variable Sub-Accounts and the Transfer Account on any Valuation Day other than the Index Strategy Start Date and Index Strategy End Date. The Interim Value does not apply to an Index Strategy on the Index Strategy Start Date and the Index Strategy End Date. On an Index Strategy Start Date, the Index Strategy Base applicable to that Index Strategy would be used instead of the Interim Value. On an Index Strategy End Date, the Index Strategy Base plus the Index Credit applicable to that Index Strategy would be used instead of the Interim Value. Transfer Account - An account we make available and designate as such for use with the Allocation of the Initial Purchase Payment(s) and any Purchase Payments received within the Transfer Account Period. The Transfer Account is available for a period of time ending upon the expiration of the Transfer Account Period or the Index Effective Date, whichever occurs first. Transfer Account Period - [45] days from the date that the [application is signed] For the purposes of this Endorsement, the Allocation of Initial Purchase Payment Provision of the Contract is amended to read as follows: Allocation of Initial Purchase Payment(s): Issuance of an Annuity represents our acceptance of an initial Purchase Payment. The amount of your initial Purchase Payment is shown in the Annuity Schedule. On the Issue Date, we allocate all or part of your initial Purchase Payment to the Transfer Account, Index Strategy(ies) and/or the Variable Sub-Accounts we make available according to your instructions. If you allocate all or a portion of your initial Purchase Payment to the Transfer Account, on the last Valuation Day of the Transfer Account Period, we will transfer your Account Value in the Transfer Account to the Index Strategy(ies) according to your allocation instructions on file with us unless you have provided us with alternate instructions for when to establish your Index Effective Date. If you specify a date to establish your Index Effective Date that is after the Transfer Account Period, any Account Value allocated to the Transfer Account on the last Valuation Day of the Transfer Account Period will be transferred to the Holding Account until the Index Effective Date you specify, when it will be transferred to the Index Strategy(ies) according to your allocation instructions on file with us. If there is Account Value allocated to the Transfer Account at the end of the Transfer Account Period, without instructions those funds will be transferred to the Holding Account. If there is no Account Value allocated to the Transfer Account on the last Valuation Day of the Transfer Account Period, no transfer will occur. For the purposes of this Endorsement, the Distributions Section of the Contract is amended to read as follows:

P-END-TA(12/21) 2 General: We require you to submit a request in Good Order to our Service Office for any withdrawal or surrender. We may also require that you send your Annuity to our Service Office as part of any surrender request. Unless we receive instructions from you prior to a withdrawal, we will take the withdrawal first pro-rata from the Variable Sub-Accounts in which your Account Value is allocated. Once the Account Value in all Variable Sub-Accounts has been depleted, we will deduct any remaining withdrawals next from the Transfer Account, if applicable, and then pro-rata from the Index Strategy(ies) in which you have Account Value allocated. We price any distribution on the Valuation Day we receive all required materials in Good Order. Required Minimum Distributions: If your Annuity is being used for certain qualified purposes under the Internal Revenue Code, you may be required to begin receiving minimum distributions on a periodic basis from your Annuity. The total amount of the minimum distributions required under the Code may depend on other annuities, savings or investments you have. We will calculate a required minimum distribution amount each year, based solely on the value of this Annuity. The amount we calculate (“Required Minimum Distribution”) will not be based on any other annuities, savings or investments. We will notify you of the Required Minimum Distribution amount each year. If you choose to have this Required Minimum Distribution paid out from this Annuity, you must do so through a program we make available. If you choose to take your Required Minimum Distribution from this Annuity, unless we receive other instructions from you, we will take each Required Minimum Distribution first pro-rata from the Variable Sub-Accounts in which your Account Value is allocated. Once the Account Value in all Variable Sub- Accounts has been depleted, we will deduct any remaining Required Minimum Distribution next from the Transfer Account, if applicable, and then pro-rata from the Index Strategy(ies) in which you have Account Value allocated. If the amount of the Required Minimum Distribution reduces your Account Value below the Minimum Surrender Value After a Partial Withdrawal, we may treat the distribution as a full surrender of the Annuity. After the Annuity Date, we will view the annuity payments as your Required Minimum Distributions with respect to the Annuity. If a Required Minimum Distributions occurs during an Index Strategy Term, each Index Strategy Base impacted will be reduced proportionally by the applicable amount that the Required Minimum Distribution reduced the Index Strategy’s Interim Value immediately prior to the Required Minimum Distribution. No Contingent Deferred Sales Charge is assessed against amounts withdrawn as Required Minimum Distributions over your life or life expectancy, but only if we calculate the Required Minimum Distribution amount for this Annuity and you are participating in a systematic withdrawal program established for their payment. Any applicable Contingent Deferred Sales Charge may apply to amounts withdrawn to meet minimum distributions in relation to other annuities, savings and investments you may have or to any minimum distributions that are based on this Annuity but which are not calculated by us. PRUCO LIFE INSURANCE COMPANY [ ] ____________________________ Secretary